SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [X]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

SYNERGY FINANCIAL GROUP, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, LP
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge/Strategic Fund, LP
PL Capital/Focused Fund, LP
PL Capital Offshore, Ltd.
Goodbody/PL Capital, LP
PL Capital Advisors, LLC
Advance Capital Partners
Padco Management Corp.
Peter Cocoziello
Irving Smokler Revocable Trust
Irving Smokler
Carol Smokler
Richard Lashley
John Palmer
Daniel Spiegel
               Daniel Eliades
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by PL Capital Group

        On March 20, 2006, PL Capital Group issued a press release announcing that Institutional Shareholders Services (ISS), an independent research firm, issued a proxy analysis of the proxy contest of Synergy Financial Group, Inc. (NASDAQ: SYNF) and recommended that shareholders vote the PL Capital Group GREEN proxy card for Daniel P. Spiegel and Daniel M. Eliades to serve as directors of Synergy Financial Group, Inc. A copy of the press release follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

PRESS RELEASE

PL CAPITAL GROUP ANNOUNCES THAT ISS RECOMMENDS VOTING THE PL CAPITAL GREEN CARD FOR ITS TWO DIRECTOR NOMINEES

CHATHAM, NJ MARCH 20, 2006 PR Newswire/ — The PL Capital Group is pleased to announce that Institutional Shareholders Services (ISS), an independent research firm, issued a proxy analysis of the proxy contest of Synergy Financial Group, Inc. (NASDAQ: SYNF) and recommended that shareholders vote the PL Capital GREEN proxy card for Daniel P. Spiegel and Daniel M. Eliades (the “PL Capital Nominees”). In issuing their report ISS stated “On balance, we believe that Messrs. Spiegel and Eliades offer more to the board in terms of industry experience and knowledge necessary to meet Synergy’s needs going forward than management’s independent director nominees.”

ISS also commented regarding Synergy’s corporate governance stating its belief that “the director residency requirement excludes qualified individuals from serving on the board. Four of the company’s current directors do not meet this requirement demonstrating that the provision has outlived its usefulness, and that the board exempted itself from this provision is evidence that this provision does not benefit shareholders.”

“We are pleased with ISS’ report, especial its review of Synergy’s corporate governance issues” noted PL Capital principal Rich Lashley.

“I hope that all stockholders follow ISS’ INDEPENDENT recommendation to VOTE THE GREEN PROXY CARD” said PL Capital principal John Palmer.

The PL Capital Group beneficially owns 1,129,015 shares of Synergy (9.8% of the outstanding shares) and is Synergy’s largest shareholder.

Additional Information:

PL Capital Group has filed a definitive proxy statement and other documents regarding its nomination of Daniel P. Spiegel and Daniel M. Eliades (the “PL Capital Nominees”) to serve as directors of Synergy with the U.S. Securities and Exchange Commission (SEC). The definitive proxy statement and the related proxy were mailed to stockholders of Synergy seeking their support of the PL Capital Nominees at Synergy’s 2006 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and any other document related to the solicitation of proxies by PL Capital Group from the stockholders of Synergy because they contain important information about PL Capital, the PL Capital Nominees, Synergy and related matters. Stockholders may obtain a free copy of the definitive proxy statement, related proxy statement and other documents filed by PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement, related proxy and other related SEC documents filed by PL Capital Group with the SEC may also be obtained free of charge from PL Capital Group.

PL Capital Group consists of the following who are the participants in the solicitation from Synergy’s stockholders of proxies in favor of the PL Capital Nominees: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, LP; Financial Edge/Strategic Fund, LP; PL Capital/Focused Fund, LP; PL Capital Offshore, Ltd.; Goodbody/PL Capital, LP; PL Capital Advisors, LLC; Advance Capital Partners; Padco Management Corp.; Peter Cocoziello; Irving Smokler Revocable Trust; Irving Smokler; Carol Smokler; Richard Lashley; John Palmer; Daniel Spiegel; and Daniel Eliades. Such participants may have interests in the solicitation, including as a result of holding shares of Synergy common stock. Information regarding the participants and their interests is contained in the definitive proxy statement that was filed by PL Capital Group with the SEC in connection with Synergy’s 2006 Annual Meeting of Stockholders.

Contact:	John Palmer	Richard Lashley
	630-848-1340	973-360-1666
	Palmersail@aol.com	bankfund@aol.com